Exhibit 10.1

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

LICENSE AGREEMENT

BETWEEN:

THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British Columbia with its administrative offices at 2075 Wesbrook Mall, Vancouver, British Columbia, V6T 1W5

(“UBC”)

AND:

AKESIS PHARMACEUTICALS, Inc., a corporation incorporated under the laws of Delaware, with a head office at 888 Prospect Street, Suite 320, La Jolla, CA 92037

(the “Licensee”)

WHEREAS:

UBC has been engaged in research during the course of which it has invented, developed and/or acquired certain technology relating to vanadium compounds for the treatment of diabetes and other disorders, which research was undertaken by Drs. Christopher Orvig and John McNeill (the “Investigators”) in the UBC Department of Chemistry and Faculty of Pharmaceutical Science respectively;

It is UBC’s objective to exploit its technology for the public benefit, and to generate further research in a manner consistent with its status as a non-profit, tax exempt educational institution; and

The Licensee and UBC have agreed to enter into this license on the terms and conditions set out in this agreement (the “Agreement”).

THE PARTIES AGREE AS FOLLOWS:

1.0	DEFINITIONS

1.1    In this Agreement:

(a)	“Annual Maintenance Fee” is defined in Article 6.4;

(b)	“Annual Report” means a report in the form referred to in Article 12;

(c)	“Affiliated Company” or “Affiliated Companies” means two or more corporations where the relationship between them is one in which one of them is a subsidiary of the other, or both are subsidiaries of the same corporation, or 50% or more of the voting shares of each of them is owned or controlled by the same person, corporation or other legal entity;

(d)	“Confidential Information” means all information, regardless of its form:

(i)	designated by UBC as confidential, whether orally or in writing, including without limitation all information and documents related to the Technology or any UBC Improvements (including all derived analyses and conclusions) and disclosed by UBC to the Licensee, or of which the Licensee becomes aware, whether before or after the Start Date,

(ii)	disclosed by the Licensee to UBC and which is identified as confidential or proprietary or otherwise should have been known to be confidential based on the circumstances of the disclosure; and

(iii)	terms and conditions of this Agreement,

except that “Confidential Information” does not include information:

(iv)	possessed by the recipient (the “Recipient”) prior to receipt from the disclosing party (the “Discloser”), other than through prior disclosure by the Discloser, as evidenced by the Recipient’s business records;

(v)	published or available to the general public otherwise than through a breach of this Agreement;

(vi)	obtained by the Recipient from a third party with a valid right to disclose it, provided that the third party is not under a confidentiality obligation to the Discloser; or

(vii)	independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Discloser’s information as evidenced by the Recipient’s business records;

(e)	“Effective Termination Date” means the date on which this Agreement is terminated under Article 18;

(f)	“FDA” means the United States Food and Drug Administration, (or any other equivalent regulatory authority outside the U.S.);

(g)	“First Use of the Technology” means the earlier of either:

(i)	the first use of the Technology or any Improvement in providing any services, or

(ii)	the first sale of a Product

in exchange for valuable consideration;

(h)	“Human Clinical Trials” is defined in Article 13.2(a);

(i)	“IND” means an Investigational New Drug application in accordance with the rules and regulations of the FDA or foreign equivalents of such application;

(j)	“Improvements” means collectively UBC Improvements and Licensee Improvements;

(k)	“Initial License Fee” is defined in Article 3.5;

(l)	“Licensee Patents” means (i) U.S. Patent No. 6,852,760, all patents issuing from continuations, divisionals, continuations-in-part. reissues, re-examinations, substitutions, or corresponding international or foreign patent applications of the ‘760 patent, and (ii) Licensee Improvement Patents;

(m)	“Licensee Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Start Date solely by the Licensee that relate to the Technology and that improve, vary, update, modify, enhance or otherwise relate to, the development, use, sublicense, manufacture, provision or sale of any Product;

(n)	“Licensee Improvement Patents” means any patents or patent applications owned, licensed or controlled by the Licensee, which cover or claim any Licensee Improvements;

(o)	“Milestone Payments” is defined in Article 6.1;

(p)	“Milestone Events” is defined in Article 6.1;

(q)	“NDA” shall mean a New Drug Application filed with the FDA for marketing authorization of any drug product or any equivalent application filed with any corresponding regulatory authority in any other country of the world;

(r)	“Objectionable Material” is defined in Article 10.3;

(s)	“Patents” means collectively the rights in and to any and all inventions which are disclosed or claimed in the U.S., Canadian and foreign patents and patent applications including those identified in Schedule “A” and all:

(i)	counterparts, continuations, divisionals, continuations-in-part, continuing prosecution applications, and requests for continued examinations, extensions, term restorations, renewals, reissues, re-examinations, or substitutions thereof;

(ii)	corresponding international patent applications;

(iii)	corresponding foreign patent applications, including supplementary protection certificates and other administrative protections; and

(iv)	international and foreign counterpart patents resulting therefrom,

all of which will be deemed added, from time to time, to Schedule “A”;

(t)	“Payment Report” means a report in the form referred to in Article 12 setting out in detail how the amount of Revenue was determined;

(u)	“Phase I Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 1 study as defined in U.S. FDA 21 C.F.R. 312.21(b) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(v)	“Phase II Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 2 study as defined in U.S. FDA 21 C.F.R. 312.21(b) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(w)	“Phase III Clinical Trial” means a Human Clinical Trial that would satisfy the requirements for a Phase 3 study as defined in U.S. FDA 21 C.F.R. 312.21(c) (or any U.S. successor legislation) or similar regulations in a country outside the U.S.;

(x)	“Product(s)” means […***…];

(y)	“Revenue” means all revenues or other consideration directly or indirectly collected or received whether by way of cash, credit or other value by the Licensee, any Licensee’s Affiliated Company, or any Sublicensee from the marketing, manufacturing, sale or distribution of the Products, less:

(i)	direct sales taxes and customs duties applied on the sales of the Products;

(ii)	freight, transportation, postage, handling, insurance and other charges relating to the transportation, delivery or return of the Products to or by customers;

(iii)	quantity, cash and other trade discounts actually allowed and taken with respect to the sale of Products;

(iv)	amounts repaid or credited by reason of rejections or returns (including by recalls) of previously sold Products; and

(v)	discounts mandated by, or granted to meet the requirements of, applicable state, provincial or federal law, including required chargebacks and retroactive price reductions.

(z)	“Royalty Due Dates” means the last day of March, June, September and December of each year during the Royalty Term;

(aa)	“Royalty Term” is defined in Article 17.2;

(bb)	“Start Date” means March 14, 2007;

(cc)	“Sublicensee” means any third party who has obtained directly or indirectly through the Licensee any rights to the Technology, any UBC Improvements, any Licensee Patents, or Product, and shall include all sub-sublicensees, or any third parties that have entered into agreements with the Licensee for the use, development, co-development, partnered development, manufacture, marketing or sale of Products or granting rights to such third party in the Technology, any UBC Improvements, Licensee Patents or Products;

(dd)

“Technology” means the Patents and all knowledge, know-how and/or technique or techniques invented, developed and/or acquired, before the Start Date by UBC relating to, and including, the technology and Materials described in Schedule “A”, as amended from time to time, including, without limitation all

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related research, data, specifications, instructions, manuals, papers or other related materials of any nature at all, whether written or otherwise, and UBC’s Confidential Information;

(ee)	“Term” is defined in Article 17.1;

(ff)	“UBC Improvements” means improvements, variations, updates, modifications, and enhancements made and/or acquired at any time after the Start Date solely by UBC, or jointly by UBC and the Licensee that relate to the Technology or that improve, vary, update, modify, enhance or otherwise relate to, the development, use, sublicense, manufacture, provision or sale of any Product;

(gg)	“UBC Trade-marks” means any mark, trade-mark, service mark, logo, insignia, seal, design, or symbol owned by UBC.

2.0	PROPERTY RIGHTS IN & TO THE TECHNOLOGY

2.1    UBC and the Licensee agree that, as between them:

(a)	UBC owns all right, title and interest in and to the Technology and all UBC Improvements; and

(b)	the Licensee owns all right, title and interest in and to all Licensee Improvements.

2.2    UBC and the Licensee will each, at the reasonable request of the other, sign all documents as may be required to confirm the ownership of the Technology, UBC Improvements and Licensee Improvements as defined in Article 2.1.

2.3    On or before the last working day of December of each year during the Term, UBC will give notice to Licensee of the details of any UBC Improvements which UBC has developed and/or acquired during the previous twelve month period.

3.0	GRANT OF LICENSE

3.1    Subject to Article 3.4, UBC grants to the Licensee an exclusive license to use and sublicense the Technology and any UBC Improvements and to manufacture, have made, distribute, offer for sale, sell, and import the Products on the terms and conditions set out in this Agreement.

3.2    Upon Licensee’s request, UBC will deliver to the Licensee any or all of the Materials described in Schedule “A”.

3.3 The license granted under this Agreement is granted only to the Licensee and not to any Affiliated Companies of the Licensee.

3.4    The Licensee acknowledges and agrees that UBC may use the Technology and any UBC Improvements without charge for research, scholarly publication and educational uses.

3.5    As a condition of UBC granting this license, the Licensee agrees to pay to UBC an initial license fee of […***…] (the “Initial License Fee”) within five (5) business days after the Start Date. The Initial License Fee will not be refunded to the Licensee (in whole or in part) under any circumstances.

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4.0	SUBLICENSING

4.1    The Licensee may grant sublicenses of the Technology and any UBC Improvements to Affiliated Companies and third parties […***…]. […***…]

4.2    Any sublicense agreement granted by the Licensee will be granted only to the Sublicensee and cannot be assigned or further sub-sublicensed without the prior written consent of UBC.

5.0	ROYALTIES

5.1    In consideration of the license granted under this Agreement, the Licensee will pay to UBC during the Royalty Term a royalty of equal to […***…]. […***…]

5.2    The royalty is due and payable within 45 days of each respective Royalty Due Date and is to be calculated with respect to the Revenue in the three month period immediately before the applicable Royalty Due Date.

5.3    All royalties paid by the Licensee to UBC under this Agreement will be in Canadian dollars without any reduction or deduction of any nature or kind at all. If the Licensee or any Sublicensee receives any Revenue in a currency other than Canadian dollars, the currency will be converted to the equivalent in Canadian dollars on the date that any amount is payable to UBC, at the rate of exchange set by the Bank of Montreal for buying Canadian dollars with such currency. The amount of Canadian dollars resulting from the conversion is to be included in Revenue.

5.4    Products are deemed to have been sold by the Licensee or a Sublicensee and included in Revenue when invoiced, delivered, shipped, or paid for, whichever is the first. To the extent, any transaction involving the Products between the Licensee or Sublicensee and another person involves payment of consideration, other than cash, for marketing, manufacturing, sale, or distribution of the Products, the value of such consideration will be included in Revenue as provided in Section 1.1(w).

6.0	MILESTONES AND ANNUAL PAYMENTS

6.1    The Licensee shall pay to UBC milestone payments (the “Milestone Payments”) on Licensee’s achievement of each of the following applicable events with respect to each Product (the “Milestone Events”):

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Milestone Event	Milestone Payment amount [***...]
[…***...]	[…***...]

[…***...]	[…***...]

[…***...]	[…***...]

[…***...]	[…***...]

[…***...]	[…***...]

[…***…]

6.2    The Milestone Payments due under Articles 6.1 shall be due and payable if such Milestone Events are met or achieved by the Licensee or any Sublicensee.

6.3    Subject to Article 6.1, all Milestone Payments shall be payable by the Licensee to UBC within 90 days of the date that the applicable Milestone Event was achieved.

6.4    The Licensee will pay to UBC, in addition to all other amounts due under this Agreement, an annual maintenance fee of […***…] (the “Annual Maintenance Fee”). The Annual Maintenance Fee is payable on or before February 1st of each year during the Term, starting on February 1, 2008 and will not be refunded to the Licensee (in whole or in part) under any circumstances.

7.0	PATENTS

7.1    UBC may identify any process, use or products arising out of the Technology and any UBC Improvements that may be patentable and UBC will, on the request of the Licensee, take reasonable steps to apply for a patent in the name of UBC provided that the Licensee pays all reasonable costs incurred by UBC in applying for, registering and maintaining the patent in the jurisdictions in which the Licensee designates that a patent is required.

7.2    The patents obtained under Article 7.1 are deemed to included in the Patents and the Technology , and the Licensee will become the exclusive licensee of those patents on the terms and conditions set out in this Agreement.

7.3    UBC will keep the Licensee informed of progress with regard to the filing, prosecution, and maintenance of the Patents and shall promptly deliver to the Licensee copies of all material written correspondence with the United States Patent and Trademark Office or the equivalent authority in a foreign jurisdiction with respect thereto. UBC will consider in good faith all reasonable comments and requests from the Licensee with respect to strategies for filing and prosecuting of the Patents.

7.4    […***…]

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[…***…]

7.5    Within 5 days after the Start Date, the Licensee will pay to UBC the sum of […***…] to reimburse UBC for documented out-of-pocket costs invoiced and received by UBC in connection with the patenting of the Technology prior to February 23, 2007. In addition to reimbursement of the forgoing costs, the Licensee will throughout the Term, reimburse to UBC, within 30 days of presentation of receipts and/or invoices by UBC to the Licensee, the balance of all reasonable, documented, out-of-pocket costs incurred by UBC with respect to the Patents.

7.6    The Licensee will not contest the validity or scope of the Patents licensed under this Agreement.

7.7    The Licensee will ensure proper patent marking for all uses of the Patents and will clearly mark the appropriate patent numbers on any Products made using the Patents.

8.0	WARRANTY AND DISCLAIMER

8.1    UBC represents and warrants that as of the Start Date,:

(a)	to the best of the knowledge of the UBC staff having responsibility for the commercialization of this Technology at the UBC Industry Liaison Office, and without having made any specific inquiry (“UBC’s Knowledge”), as between UBC and the inventors of the Technology employed by UBC, UBC has been assigned ownership of the Technology and has the authority to grant a license;

(b)	to UBC’s Knowledge, UBC has not received any formal notice of any claims alleging that the Technology infringes the intellectual property rights of any third party; and

(c)	UBC has the corporate power, authority and capacity to execute and delivery this Agreement.

8.2    Except as provided in Article 8.1, UBC makes no representations, conditions or warranties, either express or implied, regarding the Technology or any UBC Improvements or the Products. Without limitation, UBC specifically disclaims any implied warranty, condition or representation that the Technology or any UBC Improvements or the Products:

(a)	correspond with a particular description;

(b)	are of merchantable quality;

(c)	are fit for a particular purpose; or

(d)	are durable for a reasonable period of time.

UBC is not liable for any loss, whether direct, consequential, incidental or special, which the Licensee or other third parties suffer arising from any defect, error or fault of the Technology or any UBC Improvements or Products, or their failure to perform, even if UBC is aware of the possibility of the defect, error, fault or failure. The Licensee acknowledges that it has been

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advised by UBC to undertake its own due diligence regarding the Technology, any UBC Improvements or Products.

8.3    Except as provided in Article 8.1, nothing in this Agreement:

(a)	constitutes a warranty or representation by UBC as to title to the Technology or any UBC Improvement or that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will not infringe the patents, copyrights, trade-marks, industrial designs or other intellectual property rights of any third parties, including any patents, copyrights, trade-marks, industrial design or other intellectual property rights owned, in whole or in part, by UBC, or licensed by UBC to any third parties;

(b)	constitutes an express or implied warranty or representation by UBC that the Licensee has, or will have the freedom to operate or practice the Technology or any UBC Improvements, or the freedom to make, have made, use, sell or otherwise dispose of Products; or

(c)	imposes an obligation on UBC to bring, prosecute or defend actions or suits against third parties for infringement of patents, copyrights, trade-marks, industrial designs or other intellectual property or contractual rights.

8.4    If either party becomes aware of any actual or threatened infringement of any Patents or any claim that a Patent is invalid or unenforceable, such party will promptly notify the other party in writing. Notwithstanding Article 8.3, the Licensee may, on receiving the prior written consent of UBC, bring any action or proceeding with respect to infringement of any Patent, at the Licensee’s expense, using counsel of its own choice. Provided that UBC has first granted its prior written consent, UBC agrees to reasonably co-operate with the Licensee in such enforcement action, including joining the Licensee as a party to the enforcement action to the extent necessary to establish standing and signing all necessary documents and vesting in the Licensee the right to institute the litigation, provided that all the direct and indirect costs and expenses of bringing and conducting the litigation or settlement are paid by the Licensee and in this case all recoveries are for the benefit of the Licensee.

8.5 If any complaint alleging infringement of any patent or other proprietary rights is made against the Licensee or a Sublicensee regarding the use of the Technology or any UBC Improvements or the manufacture, use or sale of the Products, the following procedure will be adopted:

(a)	the Licensee will promptly notify UBC on receipt of the complaint and will keep UBC fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the Licensee on behalf of itself or a Sublicensee;

(b)	except as provided in Article 8.5(d), all costs and expenses incurred by the Licensee or any Sublicensee in investigating, resisting, litigating and settling the complaint, including the payment of any award of damages and/or costs to any third party, will be paid by the Licensee or any Sublicensee, as the case may be;

(c)	no decision or action concerning or governing any final disposition of the complaint, to the extent such decision or action would have a materially adverse effect on UBC, the Technology, UBC Improvements or the Patents, will be taken without full consultation with, and approval by, UBC;

(d)	UBC may elect to participate as a party in any litigation involving the complaint to the extent that the court may permit, but any additional expenses generated by such participation will be paid by UBC (subject to the possibility of recovering some or all of the additional expenses from the complainant); and

(e)	the Licensee will pay all royalties payable under Article 5.1 of this Agreement to UBC in trust from the date UBC receives notice of the complaint and until a resolution of the complaint has been finalized. If the complainant is successful, then the royalties paid to UBC in trust under this Article 8.5(e) will be returned to the Licensee, provided that the amount being returned to the Licensee is no more than the amount paid by the Licensee to the complainant in the settlement or other disposition of the complaint. If the complainant does not succeed, then UBC retains all royalties paid to it under this Article 8.5(e).

9.0	INDEMNITY & LIMITATION OF LIABILITY

9.1    Notwithstanding any limitation on the Licensee’s liability as contained in Article 9.4, the Licensee agrees to indemnify, hold harmless and defend UBC, its Board of Governors, officers, employees, faculty, students, invitees and agents against any and all third-party claims, actions, demands, losses, damages, liabilities, costs and expenses (including all reasonable associated legal fees and disbursements actually incurred) (“Losses”) arising out of (a) any breach of this Agreement by the Licensee, its Affiliated Companies or any Sublicensees; (b) any failure to comply with applicable laws by Licensee, its Affiliated Companies or any Sublicense; (c) any negligence or intentional wrongdoing by Licensee, its Affiliated Companies or any Sublicense, (d) any exercise of any rights under this Agreement, including without limitation any Losses arising from use of the Technology, any Improvements or Products by the Licensee, its Affiliated Companies, any Sublicensee or their customers or end users, or (e) any development, manufacture, use, marketing, sale, or distribution of any Product by Licensee, its Affiliated Companies or any Sublicense.

9.2    The Licensee’s obligation to indemnify UBC as provided in Article 9.1 is conditioned upon UBC notifying the Licensee in writing within a reasonable period of time of any and all claims for which UBC is entitled to indemnification, giving the Licensee control of the defence thereof, and UBC cooperating and, at the Licensee’s request and expense, assisting in such defence. UBC may participate in the defence of the claim at its own expense with counsel of its own choosing. The Licensee may not settle any such claim without UBC prior written consent.

9.3     […***…].

9.4     […***…]

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[…***…]

9.5    EXCEPT FOR INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 9.1 IN NO EVENT WILL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES ARISING FROM OR RELATING TO THIS AGREEMENT.

9.6    Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 9 will survive and continue to bind the parties and their successors and assigns.

10.0	PUBLICATION & CONFIDENTIALITY

10.1    Each party will keep and use the other party’s Confidential Information in confidence and will not, without the other party’s prior written consent, disclose the other party’s Confidential Information to any person or entity, except to the party’s directors, officers, employees, faculty, students and professional advisors who require the Confidential Information to assist such party in exercising its rights or performing its obligations under this Agreement and who have signed appropriate non-disclosure agreements. The party receiving the Confidential Information will take measures to maintain the confidentiality of the Confidential Information equivalent to those measures the receiving party uses to maintain the confidentiality of its own confidential information of like importance, but in no event less than reasonable measures.

10.2    Any party required by judicial or administrative process to disclose the other party’s Confidential Information, will promptly notify the other party and allow it reasonable time to oppose the process before disclosing the Confidential Information.

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10.3    UBC is not restricted from presenting at symposia, national or regional professional meetings, or from publishing in journals or other publications, accounts of its research relating to the Technology and any UBC Improvements, provided that with respect to the Confidential Information only, the Licensee is provided with copies of the proposed disclosure at least 60 days before the presentation or publication date and does not, within 30 days after delivery of the proposed disclosure, give notice to UBC indicating that it objects to the proposed disclosure. Any objection to a proposed disclosure will specify the portions of the proposed disclosure considered objectionable (the “Objectionable Material”). On receiving notice from the Licensee that any proposed disclosure contains Objectionable Material, UBC and the Licensee agree to work together to revise the proposed disclosure to remove or alter the Objectionable Material in a manner acceptable to both the Licensee and UBC, in which case the Licensee will withdraw its objection. UBC is not restricted from publishing or presenting the proposed disclosure as long as the Objectionable Material has been removed. Any Objectionable Material will not be disclosed for six months from the date UBC delivered the proposed disclosure to the Licensee. After six months from the date UBC delivered the proposed disclosure to the Licensee, UBC is free to present and/or publish the proposed disclosure provided that it does not contain the Licensee’s Confidential Information.

10.4    The parties agree that the terms and conditions of this Agreement constitute Confidential Information of both parties. Notwithstanding the foregoing:

(a)	UBC may identify the title of this Agreement, the parties to this Agreement and the names of the inventors of the Technology and any UBC Improvements, and UBC may also disclose to the inventors the amount of all payments made to UBC by the Licensee under this Agreement, the manner or method by which such payments were calculated and all Payment Reports delivered to UBC by the Licensee in connection with such payments; and

(b)	the Licensee may disclose any terms or conditions of this Agreement:

(i)	as required by law or regulations, including SEC regulations;

(ii)	to its attorneys, accountants, and other professional advisors under a duty of confidentiality; or

(iii)	to a third party under a duty of confidentiality in connection with financing, sublicensing, or a proposed merger or a proposed sale of all or part of Licensee’s business relating to this Agreement.

To the extent public disclosure of this Agreement is required by applicable laws or regulations, Licensee agrees to provide UBC a reasonable opportunity to review and comment upon the proposed public disclosure of this Agreement, provided that UBC agrees that the determination that a public disclosure is required by applicable laws or regulations will be made in the sole, but reasonably exercised, discretion of Licensee.

10.5    Notwithstanding the termination or expiration of this Agreement, the rights and obligations in Article 10 survive and continue to bind the parties, their successors and assigns.

11.0	PRODUCTION & MARKETING

11.1    The Licensee will not use the UBC Trade-marks or make reference to UBC or its name in any advertising or publicity, without the prior written consent of UBC, except the parties will jointly issue a press release announcing the execution of this Agreement immediately thereafter and no later than 4 business days after the Start Date. Except as provided above, the Licensee will not issue a press release regarding this Agreement or the Technology or any UBC Improvements without first obtaining UBC’s written approval. If the Licensee is required by law to act in breach of this Article, the Licensee will provide UBC with sufficient prior notice to permit UBC to bring an application or other proceeding to contest the requirement.

11.2    The Licensee represents and warrants to UBC that the Licensee will use commercially reasonable efforts to:

(a)	develop and commercialize the Technology and any UBC Improvements on its own or through Sublicensees;

(b)	track and monitor on an ongoing basis performance under the terms of each sublicense entered into by the Licensee; and

(c)	handle the Technology and any UBC Improvements with care and without danger to the Licensee, its employees, agents, or the public.

12.0	ACCOUNTING RECORDS & REPORTS

12.1    The Licensee will maintain at its principal place of business, or another place as may be most convenient, separate accounts and records of all Revenues and sublicenses and all business done in connection with the Technology, UBC Improvements. Licensee Patents, and Products. The accounts and records will be in sufficient detail to enable verification of all amounts payable under this Agreement and the Licensee will cause all Sublicensees to keep similar accounts and records.

12.2    The Licensee will complete and deliver to UBC:

(a)	within 45 days of each and every Royalty Due Date, a completed Payment Report in the form attached as Schedule “C”, (or an amended form as required by UBC from time to time) together with the royalty payable under this Agreement. A separate Payment Report shall be prepared and delivered for each sublicense, including an accounting statement setting out in detail how the amount of Revenue received by each Sublicensee was determined and identifying each Sublicensee and the location of the business of each Sublicensee. The first Payment Report will be submitted within 45 days of the first Royalty Due Date after the receipt of the first Revenue, and thereafter a Payment Report shall be delivered every three months regardless of whether any Revenue was received in the preceding period; and

(b)	on or before February 1st of each year during the Term, starting on February 1st, 2008, an Annual Report in the form attached as Schedule “D” (or an amended form as required by UBC from time to time).

12.3    The calculation of royalties will be carried out in accordance with generally accepted accounting principles, or the standards and principles adopted by the U.S. Financial Accounting Standards Board applied on a consistent basis.

12.4    The Licensee will retain the accounts and records referred to in Article 12.1 for at least six years from when they were made and will permit any duly authorized representative of UBC, reasonably acceptable to Licensee and provided that such representative enters into a confidentiality agreement to protect the Confidential Information of the Licensee, to inspect at UBC’s expense the accounts and records of Licensee. Such inspection will be during the Licensee’s normal business hours and in a manner that does not interfere unreasonably with the business of the Licensee, and upon prior written notice of no less than 10 business days. The Licensee will provide to the representative all reasonable evidence necessary to verify the accounts and records and will allow copies to be made of the accounts, records and agreements. If an inspection of the Licensee’s records by UBC shows an under-reporting or underpayment by the Licensee of any amount to UBC, by more than 5% for any 12 month period, then the Licensee will reimburse UBC for the cost of the inspection as well as pay to UBC any amount found due (including any interest) within 30 days of notice by UBC to the Licensee. If an inspection of the Licensee’s records by UBC shows an overpayment by the Licensee of any amount to UBC, then at the Licensee’s option, UBC will refund or credit the amount of overpayment within 30 days of the completion of the audit.

12.5    UBC will ensure that all information provided to UBC or UBC’s representatives under this Article remains confidential and is treated as confidential by UBC and UBC’s representatives.

13.0	INSURANCE

13.1    During the Term, and for a period of three years thereafter, the Licensee will procure and maintain insurance (including public liability and commercial general liability insurance), as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business.

13.2    Without limiting Article 13.1, one month before the earlier of:

(a)	the start of any Product testing involving human subjects (“Human Clinical Trials”); or

(b)	the First Use of the Technology or any Improvements,

the Licensee will give notice to UBC of the terms and amount of the product liability, clinical trials, public liability, and commercial general liability insurance and such other types of insurance which it has placed. This insurance will:

(c)	be placed with a reputable and financially secure insurance carrier;

(d)	include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds;

(e)	provide coverage regarding all activities under this Agreement;

(f)	include a waiver of subrogation against UBC, and a severability of interest and cross-liability clauses; and

(g)	provide that the policy cannot be cancelled or materially altered except on at least 30 days’ prior notice to UBC.

13.3    The Licensee will provide to UBC the certificates of insurance evidencing the coverage seven days before the earlier of any Human Clinical Trials or the First Use of the Technology. The Licensee will not:

(a)	start any Human Clinical Trials,

(b)	allow the First Use of the Technology or any Improvements, or

(c)	sell any Product or allow any third party to use the Technology or any Improvements at any time unless, a certificate of insurance has been provided and approved by UBC, and the insurance outlined in Article 13.2 is in effect.

13.4    The Licensee will also require each Sublicensee to procure and maintain or self-insure:

(a)	public liability and commercial general liability insurance and such other types of insurance as would be acquired by a reasonable and prudent businessperson carrying on a similar line of business; and

(b)	in any event, one month before the earlier of any Human Clinical Trials or the First Use of the Technology or any Improvements by the Sublicensee, product liability, clinical trials, public liability and commercial general liability insurance in reasonable amounts, with a reputable and financially secure insurance carrier.

The Licensee will ensure that all Sublicensees’ policies of insurance include UBC, its Board of Governors, faculty, officers, employees, students and agents as additional insureds.

14.0	ASSIGNMENT & CHANGE OF CONTROL

14.1    The Licensee will not assign, transfer, mortgage, pledge, financially encumber, grant a security interest, permit a lien to be created, charge or otherwise dispose of any or all of the rights granted to it under this Agreement without the prior written consent of UBC, except the Licensee may assign this entire Agreement to an Affiliated Company or a third party that acquires all or substantially all of the Licensee’s business or assets, whether by merger, sales of assets, sale of stock, or otherwise provided that such assignee provides to UBC in writing its agreement to undertake and perform all of Licensee’s obligations under this Agreement as the assignee of Licensee entire interests in the Agreement.

14.2    UBC will have the right to assign its rights, duties and obligations under this Agreement to a company of which it is the sole shareholder, or a society which it has incorporated, which has purposes which are consistent with the objectives of UBC.

15.0	GOVERNING LAW

15.1    This Agreement is governed by, and will be construed in accordance with, the laws of British Columbia and the laws of Canada in force in British Columbia, without regard to its conflict of law rules. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement must be brought or otherwise commenced solely and exclusively in the Supreme Court of British Columbia and all parties agree that by executing this Agreement they have consented to the jurisdiction of the Supreme Court of British Columbia.

16.0	NOTICES

16.1     All reports and notices or other documents that a party is required or may want to deliver to any other party will be delivered:

(a)	in writing; and

(b)	either by personal delivery, by registered or certified mail at the address for the receiving party set out in Article 16.2 or as varied by any notice, or by facsimile.

Any notice personally delivered is deemed to have been received at the time of delivery. Any notice mailed in accordance with this Article 16.1 is deemed to have been received at the end of the fifth day after it is posted. Any notice sent by facsimile is deemed to have been received, upon confirmation of transmission of the facsimile.

16.2    The address for delivery of notices and instructions for making payments to UBC are set out in the attached Schedule “E”. The address for delivery of notices to the Licensee is set out below:

Akesis Pharmaceuticals Inc.
888 Prospect Street Suite 320 La Jolla, California, 92037
U.S.A.
Telephone:	(858)-454-4311
Fax:	(858)-348-2183

17.0	TERM

17.1    The term (the “Term”) of this Agreement starts on the Start Date and ends at the end of the Royalty Term (defined below), unless terminated earlier under Article 18.

17.2    Notwithstanding the expiry of the last Patent licensed under this Agreement, the Licensee’s obligation to pay royalties pursuant to Article 5.1 and Milestone Payments pursuant to Article 6.1 shall continue throughout the Royalty Term. For this purpose “Royalty Term” shall be defined as […***…]

* Confidential Treatment Requested

[…***…]

18.0	TERMINATION OF AGREEMENT

18.1    This Agreement automatically and immediately terminates without notice to the Licensee if any proceeding under the Bankruptcy and Insolvency Act of Canada, or any other statute of similar purpose, is started by or against the Licensee.

18.2    UBC may, at its option, immediately terminate this Agreement by giving notice to the Licensee if one or more of the following occurs:

(a)	the Licensee becomes insolvent, as evidenced, for example (without limitation) by the appointment of a receiver, a receiver manager, the issuance of financial statements which according to GAAP would render the Licensee insolvent, or the Licensee ceasing to carrying on business;

(b)	any resolution is passed or order made or other steps taken for the winding up, liquidation or other termination of the existence of the Licensee;

(c)	Licensee fails to pay any amounts owed under this Agreement within 90 days after receiving notice of such non-payment from UBC, provided that the Licensee has not advised UBC within such 90 day period of bona fide legal grounds for disputing that such amount is owed under this Agreement;

(d)	if the Licensee breaches any of Articles 4.1, 11.1 or 13 and fails to cure such breach as provided in Section 18.3; or

(e)	if Licensee fails to terminate a sublicense granted to any Sublicensee who is in material breach of its sublicense with the Licensee and the Sublicensee does not cure the breach within the cure period specified in the sublicense agreement.

18.3    Other than as set out in Articles 18.1 and 18.2, either party may terminate this Agreement for any material breach which is not remedied after providing the following notice to the party in breach:

(a)	30 days notice in the case of any material breach which can reasonably be remedied within 30 days of the delivery of such notice; or

(b)	if the material breach cannot be remedied within 30 days and the material breach is not remedied within such further period as may be reasonably necessary, or within 90 days after receipt of notice, whichever is sooner, or

(c)	30 days notice if the material breach is not curable and the Licensee has failed to implement a reasonable procedure to prevent the re-occurrence of such material breach.

18.4    The Licensee may terminate this Agreement without cause by giving UBC 90 days prior written notice, provided that Licensee will continue to pay all royalties and Milestone Payments payable under this Agreement to the extent the Licensee or any Sublicensee continues to develop, manufacture, sell, or otherwise distribute the Products after such termination. On any termination of this Agreement by the Licensee in accordance with this Article 18.4, the provisions of Article 5.0 and 6.0 and all provisions of this

* Confidential Treatment Requested

Agreement related and ancillary to the calculation, reporting and payment of the royalties and Milestone Payments due under this Agreement, as well as the provisions of Article 8.1, 8.2, 8.3, 9.0, 10.0, 11.1, 13.0, 15.0, 17.2, and 20.0 will survive and continue to bind the Licensee and its successors and assigns.

18.5    If this Agreement is terminated under Article 18.1 to 18.3, the Licensee will make all outstanding royalty and other payments to UBC under Articles 5 and 6, and UBC may proceed to enforce payment of all outstanding royalties or other monies owed to UBC and to exercise any or all of the rights and remedies available under this Agreement or otherwise available by law or in equity, successively or concurrently, at the option of UBC. Within 10 days of the Effective Termination Date, each party will deliver to other all Confidential Information of the other in such party’s possession or control and which such party no longer has the right to possess, and the Licensee will deliver to UBC all Technology and any UBC Improvements in its possession or control and will have no further right of any nature at all in the Technology or any UBC Improvements. The Licensee will pay all charges or expenses incurred by UBC in the enforcement of its rights or remedies against the Licensee under this Article 18.5, including without limitation UBC’s legal fees and disbursements on an indemnity basis.

18.6    Upon termination of this Agreement, the Licensee (and subject to Article 18.7, all Sublicensees) will cease to use the Technology or any UBC Improvements in any manner at all or to manufacture or sell the Products, provided that the Licensee may continue to sell the Products in its inventory and to manufacture additional Products to fulfill any purchase orders accepted by the Licensee prior to Effective termination Date, provided that the Licensee pays all royalties payable under this Agreement for such Products. The Licensee will then deliver to UBC an accounting within 30 days from the Effective Termination Date. The accounting will specify, in or on such terms as UBC may reasonably require, the inventory or stock of Products manufactured and remaining unsold on the Effective Termination Date. The Licensee will continue to make royalty and all other payments to UBC in the same manner specified in Articles 5 and 6 on all Products that are sold in accordance with this Article 18.6, notwithstanding anything contained in, or any exercise of rights by UBC, under Article 18.5.

18.7    Upon termination of this Agreement, all sublicenses granted by Licensee will automatically terminate, provided that UBC agrees upon receipt by UBC of notice from any Sublicensee to grant such Sublicensee a new license to the Technology and UBC Improvements under terms and conditions that are substantially the same as the material terms and conditions in this Agreement, provided that the scope of the license granted by UBC to such Sublicensee will be no broader than the scope of the sublicense previously granted by Licensee to such Sublicensee.

18.8    Notwithstanding the termination or expiration of this Agreement, Article 12 remains in full force and effect until six years after:

(a)	all payments of royalty required to be made by the Licensee to UBC under this Agreement have been made by the Licensee to UBC; and

(b)	any other claim or claims of any nature or kind at all of UBC against the Licensee has been settled.

19.0	MISCELLANEOUS COVENANTS OF LICENSEE

19.1    The Licensee represents and warrants to UBC that the Licensee is a corporation duly organized, existing and in good standing under the laws of Delaware and has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings.

19.2    The Licensee will comply with all applicable laws, regulations and ordinances, whether Federal, State, Provincial, County, Municipal or otherwise, with respect to use of the Technology and any UBC Improvements.

19.3    The Licensee will pay all taxes and any related interest or penalty designated in any manner at all and imposed as a result of the existence or operation of this Agreement (other than any taxes based on UBC’s income), including without limitation tax which the Licensee is required to withhold or deduct from payments to UBC. The Licensee will provide to UBC evidence as may be required by Canadian authorities to establish that the tax has been paid. The royalties specified in this Agreement are exclusive of taxes. If UBC is required to collect a tax to be paid by the Licensee or any of its sublicensees, the Licensee will pay the tax to UBC on demand.

19.4    […***…]

19.5    The obligation of the Licensee to make all payments under this Agreement is not subject to any set-off, compensation, counterclaim, recoupment, defence or other right which the Licensee may have against UBC, or anyone else for any reason at all.

19.6    The Licensee will pay interest on all amounts due and owing to UBC under this Agreement but not paid by the Licensee on the due date, at the rate of 12.68% per annum or the maximum rate permitted by applicable law, whichever is less, calculated annually not in advance. The interest accrues on the balance of unpaid amounts from the date on which portions of the amounts become due and owing until payment in full.

20.0	MANAGEMENT OF CONFLICTS OF INTEREST

20.1    The Licensee acknowledges that it is aware of UBC’s Conflict of Interest Policy #97, Patent and Licensing Policy #88 and Research Policy #87 (http://www.policy.ubc.ca/), and that UBC may amend these policies or introduce new policies from time to time.

20.2    Subject to Article 20.3 the Licensee and UBC agree, that:

(a)	the facilities and research programs of the Licensee will be conducted independently of all UBC facilities, faculty, students or staff, and in particular, independently of and from the Investigator and the laboratory facilities made available to the Investigator by reason of the Investigator’s employment at UBC;

* Confidential Treatment Requested

(b)	no students, post-doctoral fellows or other UBC staff, other than Drs. Christopher Orvig and John McNeill, will participate or be involved in the Licensee’s research, projects or utilize its facilities; and

(c)	any disclosures of inventions made by the Investigator to the Licensee will be immediately forwarded by the Licensee to UBC.

20.3    The Licensee and UBC may, from time to time, enter into written agreements to permit activities which would otherwise be prohibited by Article 20.2.

21.0	GENERAL

21.1    Nothing contained in this Agreement is to be deemed or construed to create between the parties a partnership or joint venture. No party has the authority to act on behalf of any other party, or to commit any other party in any manner at all or cause any other party’s name to be used in any way not specifically authorized by this Agreement.

21.2    Subject to the limitations in this Agreement, this Agreement operates for the benefit of and is binding on the parties and their respective successors and permitted assigns.

21.3    No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times regarding any terms of this Agreement operates as a waiver of that party’s rights under this Agreement. A waiver of any term, or right under, this Agreement will be in writing signed by the party entitled to the benefit of that term or right, and is effective only to the extent set out in the written waiver.

21.4    No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

21.5    All terms which require performance by the parties after the expiry or termination of this Agreement, including Sections 9, 10, 12.4, 13, 18.5, and 18.6 will remain in force despite this Agreement’s expiry or termination for any reason.

21.6    Part or all of any Article that is indefinite, invalid, illegal or otherwise voidable or unenforceable may be severed and the balance of this Agreement will continue in full force and effect.

21.7    The Licensee acknowledges that the law firm of Richards Buell Sutton LLP has acted solely for UBC in connection with this Agreement and that all other parties have been advised to seek independent legal advice.

21.8    This Agreement sets out the entire understanding between the parties and no changes are binding unless signed in writing by the parties to this Agreement.

21.9    Unless the contrary intention appears, the singular includes the plural and vice versa and words importing a gender include other genders.

SIGNED BY THE PARTIES AS AN AGREEMENT on the 15th day of March, 2007 but effective as of the Start Date.

SIGNED FOR AND ON BEHALF of THE UNIVERSITY OF BRITISH COLUMBIA by its authorized signatories:

/s/ Barbara M. Campbell Associate Director, University – Industry Liaison Office
Authorized Signatory

Authorized Signatory

SIGNED FOR AND ON BEHALF of AKESIS PHARMACEUTICALS, INC. by its authorized signatories:

/s/ Jay Lichter
Authorized Signatory

Jay Lichter, President and Chief Executive Officer
Please print Name and Title of Signatory

Authorized Signatory

Please print Name and Title of Signatory

SCHEDULE “A”

DESCRIPTION OF “TECHNOLOGY”

UBC File #	Inventor(s)	Description
90-076	Christopher Orvig, John McNeill, Hamid Hoyveda	Complexed Vanadium as a treatment for Diabetes Mellitus

97-049	Christopher Orvig, John McNeill, Marco Melchior	Pharmacologically Active Vanadium (III) Compounds

Patent #	Title
US 5,300,496	Complexed vanadium for the treatment of diabetes mellitus

US 5,527,790	Bis(maltolato)oxovanadium compositions for the treatment of elevated blood sugar

US 5,688,784	Method of suppressing appetite with vanadium complexes

US 5,866,563	Vanadium compositions

US 5,888,993	Vanadium compounds in the treatment of elevated blood sugar levels

US 6,287,586	Pharmaceutical compositions of vanadium biguanide complexes and their use

US 6,268,357	Organic vanadium III complexes and their use.

JP3515107	Complexed Vanadium as a Treatment for Diabetes Mellitus

DESCRIPTION OF “MATERIALS”

•	Approximately 8 kilograms of bis(ethylmaltolato)oxovanadium (IV)

•	Materials associated with Investigational New Drug Application # 57,249 filed by Kinetek Pharmaceuticals Inc.

•	Phase I Summary

•	Batch records for synthesis of bis(ethylmaltolato)oxovanadium (IV)

SCHEDULE “B”

[…***…]

* Confidential Treatment Requested

[…***…]

* Confidential Treatment Requested

SCHEDULE “C”

Payment Report for the Period dd/mm/yy to dd/mm/yy

Instructions for Completing this Report

Please fill out each section in full, identifying in the Royalty Summary Table the unit sales and geographical sales areas. If the licence with UBC involves several product lines, please prepare a separate Summary Table for each product line. For licences involving revenue received by any Sublicensee, please prepare an additional report for each sublicense.

PLEASE NOTE: An interest rate of 12.68% per annum, calculated annually not in advance will be assessed against all payments in arrears.

Licensee (or Sublicensee)	Agreement #	UBC ID #

UBC Technology

Report Type (check one and complete as appropriate)

Single Product Line	☐	Product Line Trade Name

Multiple Products	☐	Page	Of	Product Line Trade Name

Sublicense Report	☐	Page	Of

Payments this Quarter (please complete separate tables for multiple product lines) Royalties on Product Sales

Country	Units Sold	Unit Price (domestic currency)	Gross sales	Less Allow- ances*	Net Sales	Royalty Rate	Conversion Rate (to Canadian $)	Period Royalty Amount (Canadian $)
								This yr	Last yr
Canada
US
Europe
(specify countries)

Other

Total Product Royalties

Additional Payments (complete all that apply)

Minimum Royalty Fee	☐	Amount
Milestone Payment	☐	Amount
Annual Licence Maintenance Fee	☐	Amount
			This Year	Last Year
Total Payments for Period

*Please indicate the reasons for returns or other allowances, if significant. Please note any unusual occurrences that affected royalty amounts during the period.

Prepared by	Date	Dd/mm/yy	Phone

I                                          (print name),                                 (title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

SCHEDULE “D”

UBC License Agreement Annual Report

The information to be completed below shall constitute the annual report required pursuant to the UBC License Agreement. Any information or documents provided by the Licensee in this report shall not be interpreted as affecting the express rights and obligations of the Licensee contained in the License Agreement. This report is in addition to the Payment Report to accompany each royalty payment.

Date of Report:	Person Preparing This Report:

Name of Licensee:	UBC File Number:

Jurisdiction of Corporation:	Head Office Address:

Contact Person for Company

Licensed Technology:

Telephone Number:	E-mail Address:

1.	Please provide a brief report on the status of development of the UBC Technology, progress on creating a commercial Product or subsequent marketing of the Product as appropriate.

2.	Has the Licensee filed any patent applications for modifications or improvements relating to the original UBC Technology? Please provide details, and attach copies of all relevant documents.

3.	Has the Licensee become aware of any potential 3rd party infringing on the UBC patents or related intellectual property? If so please provide details and outline what the Licensee is doing about this.

4.	Has the Licensee met any milestone or performance objectives in the past year as set forth in the license agreement? Please outline the past year’s accomplishments.

5.	Does the Licensee expect to meet any milestone or performance objective in the coming year as set forth in the license agreement? If so please provide details.

6.

If applicable, has the Licensee granted sublicenses to 3rd parties and if so have copies of the sublicense agreement been provided to the Technology Manager at UBC? If not, please enclose a copy of each sublicense agreement.

7.	Has the licensee made any sales in the last 12 months? Yes No

If so please submit a completed Royalty Payment Report.

a) Date of sales of Products utilizing the Technology;

b) Date of any clinical trials.

8.	Does your company have public liability insurance? If so, please attach a copy of the insurance policy naming UBC as insured as required by the License Agreement.

9.	Please provide the Licensee’s estimate or projection of gross sales revenue for products based on the UBC Technology for the next 12 months by licensee and any sub-licensee.

10.	Is there any other information relating to this License that you think we should be aware of? Please summarize them below or contact us directly.

Prepared by	Date	Dd/mm/yy	Phone

I                                          (print name), of                                     (title) hereby certify the foregoing information as true and correct.

Signature	Date Signed

Once completed, please submit this report to:

Managing Director c/o Licensing Compliance Officer
University – Industry Liaison Office
#103 – 6190 Agronomy Road,
Vancouver, BC
V6T 1Z3

SCHEDULE “E”

ADDRESS FOR NOTICES & PAYMENT INSTRUCTIONS

1.	The address for delivery of notices to UBC is:

The Director

University – Industry Liaison Office

University of British Columbia

#103 – 6190 Agronomy Road

Vancouver, British Columbia

V6T 1Z3

Telephone: (604) 822-8580

Fax: (604) 822-8589

2.	Payment of all amounts due to UBC under the terms of this license may be made as follows:

a)	by cheque made payable to “The University of British Columbia” delivered to UBC at the above address; or

b)	by wire transfer in accordance with the instructions set out below:

Note: Please ensure ALL of the information is provided for efficient receipt of wire payments:

For CAD $ Deposits via wire (General)	For USD Deposits via wire:
Pay Via: SWIFT MT100	Pay Via: SWIFT MT100
Pay to: HSBC Bank Canada - SWIFT Address HKBCCATT	Pay to: HSBC Bank Canada - SWIFT Address HKBCCATT
Bank Address: HSBC Bank of Canada Main Branch 885 West Georgia Street Vancouver, BC, Canada	Bank Address: HSBC Bank of Canada Main Branch 885 West Georgia Street Vancouver, BC, Canada
For Account: 016-10020-437218-002	For Account: 016-10020-437218-070
Beneficiary: The University of British Columbia Reference: Frank Lam/Finance Officer Phone: 604-827-5016 Re: Dept ID 352000 For Royalties use CWVB For Patent Fees use EFGE Dept Name: UILO	Beneficiary: The University of British Columbia Reference: Frank Lam/Finance Officer Phone: 604-827-5016 Re: Dept ID 352000 For Royalties use CWVB For Patent Fees use EFGE Dept Name: UILO
Cover/Reimbursement: SWIFT MT202 Receiving Bank: MRMDUS33 (HSBC Bank USA) Beneficiary Bank: /000 050881 HKBCCATT